EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS


                                      Three months ended       Six months ended
                                            June 30,               June 30,
                                     --------------------     ------------------
                                       1998         1997        1998       1997
                                     --------     -------     --------   -------

Basic

  Average shares outstanding           12,173       7,000       11,249     7,000
                                     ========     =======     ========   =======

  Net income (loss)                  $  1,071     $   639      $ 3,390   $(2,856)
                                     ========     =======     ========   =======

  Per share amount                   $    .09     $   .09     $    .30   $  (.41)
                                     ========     =======     ========   =======
Diluted

  Average shares outstanding           12,173      7,000       11,249      7,000

  Net effect of dilutive stock
     options based on the treasury
     stock method using the average
     market price                      1,296         749        1,352        --
                                    --------     -------     --------   -------
  Total                               13,469       7,749       12,601     7,000
                                    ========     =======     ========   =======
  Net income (loss)                 $  1,071         639     $  3,390   $(2,856)
                                    ========     =======     ========   =======
  Per share amount                  $    .08     $   .08     $    .27   $  (.41)
                                    ========     =======     ========   =======
